AGREEMENT AND PLAN OF REORGANIZATION

by and among

PCB HOLDING COMPANY

an Indiana corporation,

PEOPLES COMMUNITY BANK,

a federal savings association,

GERMAN AMERICAN BANCORP,

an Indiana corporation,

and

FIRST STATE BANK, SOUTHWEST INDIANA

an Indiana banking corporation

May 23, 2005

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made May 23, 2005, by and among PCB HOLDING COMPANY, an Indiana corporation ("PCB"), PEOPLES COMMUNITY BANK, a federal savings association ("Peoples"), GERMAN AMERICAN BANCORP, an Indiana corporation ("German American"), and FIRST STATE BANK, SOUTHWEST INDIANA, an Indiana banking corporation ("First State").

Recitals

A.         PCB is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended ("HOLA"). PCB owns all of the outstanding capital stock of Peoples, which operates two banking offices in Tell City, Perry County, Indiana.

B.         German American is a corporation duly organized and existing under the IBCL that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). German American owns all of the outstanding capital stock of First State, which is duly organized and existing as a bank under the Indiana Financial Institutions Act ("IFIA") and operates two banking offices in Tell City, Perry County, Indiana.

C.         The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of Common Shares, no par value, $1 stated value, of German American (such shares, together with the accompanying preferred share purchase rights, being hereafter referred to as "German American Common") to the shareholders of PCB in exchange for their shares of common stock, $.01 par value, of PCB ("PCB Common"), PCB will be merged with and into German American and, immediately thereafter, Peoples will be merged with and into First State (the "Mergers").

D.         The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I.

TERMS OF THE MERGERS & CLOSING

Section 1.01.    The Holding Company Merger. Pursuant to the terms and provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by this reference (the "Holding Company Plan of Merger"), PCB shall merge with and into German American (the "Holding Company Merger"). PCB shall be the "Merging Holding Company" in the Holding Company Merger and its corporate identity and existence, separate and apart from German American, shall cease on consummation of the Holding Company Merger. German American shall be the "Surviving Holding Company" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

Section 1.02.    Effect of the Holding Company Merger. The Holding Company Merger shall have all the effects provided by the IBCL.

                Section 1.03.    The Holding Company Merger –Conversion of Shares.

(a)        At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of PCB Common that immediately prior to the Effective Time are issued and outstanding (other than Dissenting Shares, as defined by Section 1.03(h)) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive (a) a cash payment of $9.00 (the "Cash Consideration"), subject to adjustment as provided in subsection (b)(i) of this Section 1.03, and (b) 0.7143 (the "Exchange Ratio") shares of German American Common (together, the Cash Consideration and German American Common is sometimes referred to in this Agreement as the "Merger Consideration").

(b)        The Cash Consideration shall be decreased by an amount equal to (i) the amount by which $4,825,000 exceeds the Net Worth (as defined below) of PCB, divided by (ii) the number of shares of PCB Common issued and outstanding as of the Effective Time. In the event that the Net Worth of PCB is equal to or exceeds $4,825,000 at such date, there shall be no adjustment to the Cash Consideration. For purposes of this Agreement, "Net Worth" shall mean the consolidated stockholders' equity of PCB as of the close of business on the last day of the month before the month in which the Closing Date (as that term is defined by Section 1.08) occurs, calculated in accordance with generally accepted accounting principles, consistently applied, except that Net Worth shall give effect (regardless of whether such obligations would be accrued as a liability under generally accepted accounting principles, or under the historic application of such principles by PCB) to (w) additional provisions for possible loan losses, if any, that may be deemed necessary to establish the allowance for loan losses at a level that is deemed adequate, as of the Closing Date, under generally accepted accounting principles, consistently applied, (x) accruals for payables representing all fees and expenses and costs relating to the Mergers through and including the Effective Time (including but not limited to those incurred in connection with the negotiation of the terms of the Mergers, the preparation, execution and delivery of this Agreement, the obtaining of shareholder approvals and regulatory approvals, the termination of the People's contract with Intrieve, Incorporated and the closing of the Mergers), including those that might not be performed or earned or become payable until after the Effective Time (and estimated using best estimates on the Closing Date), such as but not limited to investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; (y) payments to be made (and the costs of benefits to be provided) on and after the Closing Date pursuant to the Smith Employment Agreement Termination Agreement and the Blackford Employment Agreement Termination Agreement (as each is defined herein) and (z) actions taken pursuant to Section 4.09 or Section 4.01(a)(i) or (ii) hereof (to the extent not already reflected in the financial statements of Peoples as of the month end prior to the Closing Date).

(c)        The shares of German American issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of German American.

(d)        No fractional shares of German American Common shall be issued and, in lieu thereof, holders of shares of PCB Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of PCB Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the average of the NASDAQ Official Closing Price of a share of German American Common as quoted on the NASDAQ National Market System on the last trading day before the Closing Date.

(e)        At the Effective Time, each share of PCB Common, if any, held in the treasury of PCB or by any direct or indirect subsidiary of PCB (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)         At the Effective Time, all of the outstanding shares of PCB Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of PCB Common ("Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.07.

(g)        If (i) German American shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the German American Common or shall subdivide, split up, reclassify or combine the German American Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

(h)        If any holders of PCB Common notify PCB, before the vote is taken of PCB's shareholders on the question of approval of the Holding Company Merger, of their intent to demand payment for their shares of PCB Common under IC 23-1-44 if the Holding Company Merger is effectuated and do not vote in favor of the Holding Company Merger ("Dissenting Shareholders"), then any shares of PCB Common held by such Dissenting Shareholders ("Dissenting Shares") shall not be converted as described in this Section 1.03 at the Effective Time but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to the IBCL; provided, however, that each Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44-13 in order to be eligible to demand payment with respect to such holder's PCB Common shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Holding Company Merger and accordingly no longer to be a Dissenting Shareholder, and such holder's shares of PCB Common shall thereupon no longer be deemed to be Dissenting Shares and shall be deemed to have been exchanged at the Effective Time into the right to receive (without interest) the Merger Consideration.

Section 1.04.    The Holding Company Merger – Cancellation of Options. Any outstanding stock options issued by PCB (whether to employees or directors of Peoples or others) that have not been exercised before the close of business on the Closing Date shall be cancelled (and any and all stock option plans or arrangements under which such options shall have been issued shall at such time be deemed terminated), and PCB shall not accept any purported notice of exercise of any such stock option after the close of business on the Closing Date but shall promptly notify German American of any such purported notice. German American shall have no obligation to any employee, director, agent or other person claiming by or through PCB with respect to any claim arising in respect of any such option, plan or arrangement.

Section 1.05.    The Bank Merger. Peoples and PCB shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the "Bank Merger Agreement") substantially in the form attached hereto as Exhibit B, to cause Peoples to merge with and into First State (the "Bank Merger") in accordance with all applicable laws and regulations, effective immediately after the Effective Time.

Section 1.06.    The Closing. The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as the parties may determine.

                Section 1.07.    Exchange Procedures; Surrender of Certificates.

(a)        German American shall appoint its transfer agent as exchange agent for the surrender of Certificates formerly representing PCB Common in exchange for the Merger Consideration (the "Exchange Agent").

(b)        At least five business days before the Closing Date, the Exchange Agent shall provide to each record holder of any Certificate or Certificates whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as German American may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical but in no event more than fifteen days after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to each of the holders of shares of PCB Common (or representatives of such persons) at the Closing the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. German American reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to German American be provided to German American at the expense of the PCB shareholder in the event that such shareholder claims loss of a Certificate and requests that German American waive the requirement for surrender of such Certificate.

(c)        No dividends that are otherwise payable on shares of German American Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of German American Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of German American Common shall be issued any dividends which shall have become payable with respect to such shares of German American Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

Section 1.08.    The Closing Date. The Closing shall take place on the last business day of the month during which each of the conditions in Section 6.01 (c) and (e) and Section 6.02 (c) and (e) are satisfied, or on such later or earlier date as PCB and German American may agree (the "Closing Date"). The parties shall use their best efforts to cause the Effective Time of both Mergers to be as of the first day of the calendar month that follows the month in which the Closing occurs.

                Section 1.09.    Actions At Closing.

                 (a)        At the Closing, PCB shall deliver to German American:

(i)         a copy of the Articles of Incorporation certified by the Indiana Secretary of State as of a date within five (5) days prior to the Closing Date and Bylaws of PCB certified by PCB's corporate secretary, each as amended, and a certified copy of the Charter and Bylaws of Peoples, as amended;

(ii)         a certificate or certificates signed by the chief executive officer of PCB stating, to the best of his knowledge and belief, after due inquiry, that the conditions specified in Sections 6.01(a) and (b) have been met;

(iii)        certified copies of the resolutions of PCB's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Holding Company Merger;

(iv)        a certified copy of the resolutions of the Board of Directors of Peoples and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

(v)        a certificate of the Indiana Secretary of State, dated a recent date, stating that PCB is duly organized and exists under the IBCL;

(vi)        a certificate of the OTS, dated a recent date, stating that Peoples is duly organized and exists under federal law;

(vii)       a certified list of those holders of PCB Common of record as of the close of business on the Closing Date who are Dissenting Shareholders and the number of shares of PCB Common as to which each of them are Dissenting Shareholders; and

(viii)      the legal opinion of Muldoon Murphy & Aggugia LLP as special counsel for PCB, to the effect set forth as Exhibit 1.10(a)(ix).

(b)	At the Closing, German American shall deliver to PCB:

(i)         a certificate signed by the Chief Executive Officer of German American stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) German American has performed and complied in all material respects, unless waived by PCB, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

(ii)         a certified copy of the resolutions of German American's Board of Directors authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Holding Company Merger;

(iii)        a certified copy of the resolutions of First State's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

(iv)        the legal opinion of Ice Miller, counsel for German American, in the form attached hereto as Exhibit 1.10(b)(iv); and

(v)        certificates of the Indiana Secretary of State, dated a recent date, stating that German American and First State each exist under the IBCL and IFIA, respectively.

(c)        At the Closing, the parties shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State (and, in the case of the Bank Merger, to the Indiana Department of Financial Institutions) for filing under the IBCL and the IFIA, accompanied by the appropriate fees.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF

PCB AND PEOPLES

PCB and Peoples hereby jointly and severally make the following representations and warranties to German American and First State:

                  Section 2.01.    Organization and Capital Stock.

(a)        PCB is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b)        Peoples is a corporation duly organized and validly existing under federal law and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Peoples is owned by PCB.

(c)        PCB has authorized capital stock of 4,000,000 shares of PCB Common, of which, as of the date of this Agreement, 328,265 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $0.01 par value, of which, as of the date of this Agreement, no shares are issued and outstanding. All such shares of PCB Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of PCB Common has been issued in violation of any preemptive rights of the current or past shareholders of PCB or in violation of any applicable federal or state securities laws or regulations.

(d)        Peoples has authorized capital stock of 1,000 shares of common stock, $1.00 par value, of which, as of the date of this Agreement, 1,000 shares are issued and outstanding ("Peoples Common"), and 9,000 shares of serial preferred stock, no par value, of which, as of the date of this Agreement, no shares are issued and outstanding. All such shares of Peoples Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Peoples Common has been issued in violation of any preemptive rights of the current or past shareholders of Peoples or in violation of any applicable federal or state securities laws or regulations.

(e)        There are no shares of capital stock or other equity securities of PCB or Peoples authorized, issued or outstanding (except as set forth in this Section 2.01) and, except for outstanding stock options issued by PCB to employees or directors of Peoples with respect to the right to purchase 31,734 shares of PCB Common at a weighted-average exercise price of $10.23 per share, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PCB or Peoples, or contracts, commitments, understandings or arrangements by which PCB or Peoples are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

Section 2.02.    Authorization; No Defaults. The Boards of Directors of PCB and Peoples have, by all necessary action, approved this Agreement, the Holding Company Merger or Bank Merger, as applicable and contemplated thereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on their behalf by their duly authorized officers and the performance by PCB and Peoples of their respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of PCB, as amended, or the Charter or Bylaws of Peoples, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which PCB or Peoples is bound or subject, would prohibit PCB or Peoples from consummating, or would be violated or breached by PCB's or Peoples' consummation of, this Agreement, the Mergers and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by PCB and Peoples and constitutes a legal, valid and binding obligation of PCB and Peoples, enforceable against PCB and Peoples in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken, are required by law to be taken by PCB or Peoples to authorize the execution, delivery and performance, of this Agreement. Neither PCB nor Peoples is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its certificate of incorporation, charter or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

Section 2.03.    Subsidiaries. Except as disclosed on the disclosure schedule prepared by PCB and Peoples and delivered to German American and First State concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), and except for the ownership by PCB of all the capital stock of Peoples, to the knowledge of PCB, neither PCB nor Peoples has (or has had at any time in the last five years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

                  Section 2.04.    Financial Information.

(a)        PCB has furnished to German American the consolidated balance sheets of PCB as of December 31, 2003 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, together with the unqualified opinion thereon of Monroe Shine, independent certified public accountants. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be reflected in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of PCB in all material respects as of the dates and for the periods indicated.

(b)        PCB has furnished to German American the Thrift Financial Reports of Peoples as filed with the Office of Thrift Supervision ("OTS") for the quarters ended March 31, 2005 and December 31, 2004 (the "Thrift Reports"). The Thrift Reports were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of Peoples in all material respects as of the dates and for the periods indicated, subject, however, in the case of the March 31, 2005 Thrift Report, to normal recurring year-end adjustments, none of which were material.

(c)        Neither PCB nor Peoples has any material liability, fixed or contingent, except to the extent set forth in the financial statements and the Thrift Reports described in subsections (a) and (b) of this Section 2.04 (collectively, the "PCB Financial Statements") or incurred in the ordinary course of business since December 31, 2004.

(d)        PCB does not engage in the lending business (except by and through Peoples) or any other business or activity other than that which is incident to its ownership of all the capital stock of Peoples, and to the knowledge of PCB does not own any investment securities (except the capital stock of Peoples).

Section 2.05.    Absence of Changes. Since December 31, 2004, there has not been any material adverse change in the financial condition, the results of operations or the business of PCB or Peoples, taken as a whole.

Section 2.06.    Absence of Agreements with Banking Authorities. Neither PCB nor Peoples is subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the Federal Deposit Insurance Corporation ("FDIC"), the OTS, the FRB and the Indiana Department of Financial Institutions ("DFI").

Section 2.07.    Tax Matters. PCB and Peoples have filed all federal, state and local tax returns due in respect of any of its business, income and properties in a timely fashion and have paid or made provision for all amounts shown due on such returns. All such returns fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the PCB Financial Statements were made in accordance with generally accepted accounting principles.

Section 2.08.    Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of PCB, threatened, before any judicial, administrative or regulatory agency or tribunal, to which PCB or Peoples is a party or to which any of their properties are subject.

                  Section 2.09.    Employment Matters.

(a)        Except as disclosed in the Disclosure Schedule, neither PCB nor Peoples is a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by PCB or Peoples, respectively, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

(b)        PCB and Peoples are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither PCB nor Peoples is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against PCB or Peoples pending or, to the knowledge of PCB, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of PCB, threatened against or directly affecting PCB or Peoples; and (iv) neither PCB nor Peoples has experienced any material work stoppage or other material labor difficulty during the past five years.

(c)        Except as set forth in the Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, including, but not limited to, the Mergers, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of PCB or Peoples from either of such entities, (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by PCB or Peoples to or with respect to any employee or former employee of PCB or Peoples will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

Section 2.10.    Reports. Since January 1, 2003, PCB and Peoples have, to their knowledge, filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FDIC, (iii) the OTS, and (iv) any other governmental authority with jurisdiction over PCB or Peoples. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

Section 2.11.    Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Peoples, as reflected in the Thrift Reports, are carried on the books of Peoples in accordance with generally accepted accounting principles, consistently applied. Peoples does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

Section 2.12.    Loan Portfolio. All loans shown in the Thrift Reports, or which were entered into after March 31, 2005, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Peoples, in accordance in all material respects with Peoples' lending policies and practices unless otherwise approved by Peoples' Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. Peoples has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in the Disclosure Schedule, Peoples has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. PCB has no knowledge that any condition of property in which Peoples has an interest as collateral to secure a loan violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates PCB, or Peoples, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

                  Section 2.13.    ERISA.

(a)        The Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, plans, policies, or practices maintained, contributed to, or required to be contributed by PCB, Peoples or any ERISA Affiliate (as hereinafter defined) or with respect to which PCB, Peoples or any ERISA Affiliate may have any liability (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with PCB or Peoples under Section 414 of the Code. During the past sixty months, neither PCB, Peoples nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Except as disclosed on the Disclosure Schedule, neither PCB nor Peoples has amended any employee welfare plan or any employee pension benefit plan listed on the Disclosure Schedule since December 31, 2003.

(b)        As applicable, with respect to each of the Plans, PCB has delivered to German American true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent actuarial reports, financial statements and trustee reports; and (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2003-44, and any successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past five years.

(c)        All Plans listed on the Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on the Disclosure Schedule, all "employee pension benefit plans," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained by PCB and Peoples and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the Internal Revenue Service. Except as disclosed in the Disclosure Schedule, neither PCB nor Peoples has (i) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

(d)        Neither PCB nor Peoples would have any liability or contingent liability if any Plan listed on the Disclosure Schedule (including without limitation the payment by PCB or Peoples of premiums for health care coverage for active employees or retirees) were terminated or if PCB or Peoples were to cease its participation therein. Except as disclosed in the Disclosure Schedule, neither PCB nor Peoples nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by Peoples or PCB at their discretion at any time without further obligation.

(e)        Except as disclosed in the Disclosure Schedule, in the case of each Plan listed in the Disclosure Schedule which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

(f)         On a timely basis, PCB and Peoples have made all contributions or payments to or under each Plan listed in the Disclosure Schedule as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans which have not been made because they are not yet due.

(g)        No Plan listed in the Disclosure Schedule has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

(h)        Neither PCB nor Peoples has ever contributed or is obligated to contribute under any "multi-employer plan" (as defined in Section 3(37) of ERISA). No Plan is (or at any time has been) subject to Title IV of ERISA or Section 412 of the Code.

(i)         PCB and Peoples have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to the extent so required. Except as listed in the Disclosure Schedule, neither PCB nor Peoples provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.

(j)         There are no pending audits or investigations by any governmental agency involving the Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim, suit or proceeding.

(k)        Within the six-month period preceding the Closing Date, there has been no amendment to, announcement by PCB or Peoples relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by PCB or Peoples or promotions of existing employees in the ordinary course of business consistent with past practice.

(l)         Except as disclosed in the Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by PCB or Peoples. No Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

Section 2.14.    Title to Properties; Insurance. PCB and Peoples have marketable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the PCB Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Peoples, rights of redemption under applicable law) to all real properties reflected on the PCB Financial Statements as being owned by PCB or Peoples, respectively. All material leasehold interests used by PCB and Peoples in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties owned by PCB or Peoples comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of PCB, threatened with respect to such properties. PCB and Peoples have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by PCB and Peoples in their respective businesses free and clear of any claim, defense or right of any other person or entity which is material to PCB's and/or Peoples' ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. The Disclosure Schedule sets forth the material terms and amounts of all insurance policies held by PCB or Peoples on such owned properties against fire and other risks insured against by extended coverage and public liability insurance.

                  Section 2.15.    Environmental Matters.

(a)        As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which PCB or Peoples has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, and the Federal Clean Air Act.

(b)        Except as disclosed in the Disclosure Schedule or in the environmental reports generated pursuant to Section 4.01(a)(xv) or Section 4.05, to the knowledge of PCB, neither (i) the conduct by PCB and Peoples of operations at any property, nor (ii) any condition of any property owned by PCB or Peoples within the past ten (10) years and used in their business operations, nor (iii) the condition of any property owned by them within the past ten (10) years but not used in their business operations, nor (iv) the condition of any property held by them as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) PCB or Peoples to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither PCB nor Peoples has received any notice from any person or entity that PCB or Peoples or the operation of any facilities or any property owned by either of them, or held as a trust asset, are or were in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 2.16.    Compliance with Law. PCB and Peoples each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by PCB of the PCB Common that is issued and outstanding, and the continuing offer of PCB Common pursuant to the options that are presently outstanding and the sales of PCB Common pursuant to such options that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended, and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. The Disclosure Schedule specifies the registrations and exemptions relied upon (or to be relied upon) in connection with all past (and future) offers and sales of PCB Common.

Section 2.17.    Brokerage. Except as set forth in the Disclosure Schedule, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by PCB or Peoples.

Section 2.18.    Material Contracts. Except as set forth in the Disclosure Schedule, neither PCB nor Peoples is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a period of more than thirty days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement; (vii) material contract, arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or (viii) contract, agreement or other commitment not made in the ordinary course of business.

Section 2.19.    Compliance with Americans with Disabilities Act. (a) To the best of PCB's knowledge, PCB and Peoples and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against PCB, Peoples or any of its properties has been initiated nor, to the best of PCB's knowledge, has been threatened or contemplated.

Section 2.20.    Internal Control Over Financial Reporting. PCB and its subsidiaries maintain books of account that accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting as defined by Rule 13a-15(f) adopted under the 1934 Act.

Section 2.21.    Statements True and Correct. To the best of the knowledge of PCB, none of the information supplied or to be supplied by PCB or Peoples for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the OTS, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 2.22.    PCB's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of PCB" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of PCB or Peoples shall be considered to be within the knowledge of PCB.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF GERMAN AMERICAN AND FIRST STATE

German American and First State hereby jointly and severally make the following representations and warranties to PCB and Peoples:

                  Section 3.01.    Organization and Capital Stock.

(a)        German American is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b)        First State is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of First State is owned by German American.

(c)        German American has authorized capital stock of (i) 20,000,000 shares of German American Common, of which, as of April 29, 2005, 10,822,948 shares were issued and outstanding and 455,617 shares were reserved for issuance upon exercise of outstanding stock options (not including options granted in the current plan year under the 1999 Employee Stock Purchase Plan), and (ii) 500,000 shares of preferred stock, $10 par value per share, including 400,000 unissued shares that have been designated "Series A Preferred Shares," of which, as of the date of this Agreement, no shares are issued and outstanding. All of the issued and outstanding shares of German American Common are duly and validly issued and outstanding and are fully paid and non-assessable.

(d)        The shares of German American Common that are to be issued to the holders of PCB Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

Section 3.02.    Authorization. The Boards of Directors of German American and First State have, by all necessary action, approved this Agreement and the Mergers and authorized the execution hereof on their behalf by their duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of German American or First State, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by German American and First State and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by German American or First State to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC and DFI, and the SEC's order declaring effective German American's registration statement under the Securities Act of 1933, as amended (the "1933 Act") with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by German American or First State. Neither German American nor First State is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

Section 3.03.    Subsidiaries. Each of German American's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. All outstanding shares of capital stock of each of German American's subsidiaries that is a depository institution have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by German American. The deposit accounts of each subsidiary of German American that is a depository institution are insured by the FDIC to the fullest extent permitted by law.

                  Section 3.04.    Financial Information.

(a)        The consolidated balance sheet of German American and its subsidiaries as of December 31, 2004 and 2003 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2004, together with the notes thereto, included in German American's Annual Report on Form 10-K, as filed with the SEC on March 16, 2005 (as subsequently once amended, the "10-K") and the consolidated balance sheet of German American and its subsidiaries as of March 31, 2005 and related consolidated statements of income, and cash flows for the three months ended March 31, 2005 and March 31, 2004, together with the notes thereto, included in German American's Quarterly Report on Form 10-Q, as filed with the SEC on May 10, 2005 (such financial statements, together with the financial statements included in the 10-K, the "German American Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of German American and its consolidated subsidiaries as of the dates and for the periods indicated.

(b)        Except (i) as reflected in German American's balance sheet at March 31, 2005, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to generally accepted accounting principles) or (ii) for liabilities incurred in the ordinary course of business since March 31, 2005 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither German American nor any of its subsidiaries has any material liabilities or obligations of any nature.

(c)        Crowe Chizek and Company LLC is and has been (i) since September 24, 2003, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), and (ii) throughout the periods covered by the German American Financial Statements, "independent" with respect to German American within the meaning of Regulation S-X.

Section 3.05.    Absence of Changes. Since March 31, 2005, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of German American and its subsidiaries, taken as a whole.

                  Section 3.06.    Reports; SEC Filings and the Sarbanes-Oxley Act.

(a)        Since January 1, 2003 (or, in the case of subsidiaries of German American, the date of acquisition thereof by German American, if later), German American and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the DFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over German American or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of its filing date, each such document filed by German American with the SEC pursuant to the Securities Exchange Act of 1934 (the "1934 Act") did not, and each such document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each such document filed by German American with the SEC that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)        German American has established and maintains effective disclosure controls and procedures (as defined in Rule 13a-15 adopted under the 1934 Act).

Section 3.07.    Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of German American, threatened, before any judicial, administrative or regulatory agency or tribunal against German American or any of its subsidiaries, or to which the property of German American or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

Section 3.08.    Absence of Agreements with Banking Authorities. Neither German American nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally) or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the DFI, and the FRB.

Section 3.09.    Compliance with Law. German American and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

Section 3.10.    Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by German American and its subsidiaries or First State.

Section 3.11.    Statements True and Correct. To the best of the knowledge of German American, none of the information supplied or to be supplied by German American and its subsidiaries for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 3.12.    German American's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of German American" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of German American or First State shall be considered to be within the knowledge of German American.

Section 3.13.    Internal Control Over Financial Reporting. German American and its subsidiaries maintain books of account that accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting as defined by Rule 13a-15(f) adopted under the 1934 Act.

Section 3.14.    Financing. German American has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the aggregate cash portion of the Merger Consideration pursuant to Article I of this Agreement.

ARTICLE IV.

COVENANTS OF PCB AND PEOPLES

                  Section 4.01.    Conduct of Business.

(a)        From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required by any governmental authority or applicable law or regulation, PCB and Peoples shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, neither PCB nor Peoples will, without the prior written consent of German American, which consent shall not unreasonably be withheld:

(i)         declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except for regular semi-annual cash dividends not to exceed $0.12 per share on PCB Common on substantially the same record and payment date schedule as has been utilized in the past, and which in any event shall not be declared on or after the Closing Date; or

(ii)         issue (or agree to issue) any common or other capital stock (except for the issuance of up to 31,734 shares of PCB Common pursuant to the payment and other terms of, and upon exercise by the holders of, those stock options held by employees or directors of PCB and Peoples as of the date of this Agreement) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

(iii)        directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of their own common or any other capital stock; or

(iv)        effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

(v)        change the Articles of Incorporation or Bylaws of PCB or the Charter and Bylaws of Peoples; or

(vi)        except as permitted by Section 4.09, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law or as contemplated by this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that PCB and Peoples may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of PCB or Peoples specifically disclosed on the Disclosure Schedule; or

(vii)       borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

(viii)      make or commit to make any new loan or issue or commit to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts that would cause the credit extensions or commitments of Peoples to any one borrower (or group of affiliated borrowers) to exceed $100,000; or

(ix)        other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

(x)        increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(xi)        enter into or amend any material agreement, contract or commitment out of the ordinary course of business; or

(xii)       except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

(xiii)      except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to PCB or Peoples, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

(xiv)      sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to PCB or Peoples; or

(xv)       foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property; provided, however, that neither PCB nor Peoples shall be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated; or

(xvi)      commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment; or

(xvii)     violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings; or

(xviii)    purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of PCB's or Peoples' loans; or

(xix)      issue certificate(s) for shares of PCB Common to any PCB shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify PCB (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than the amount that German American's transfer agent, UMB Bank, N.A., would require in the case of lost or destroyed stock certificates of equal value of German American Common), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or

(xx)       hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of Peoples for the purpose of appointing or electing any new member to the Board of Directors of PCB or of Peoples (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by German American.

(b)	[Reserved.]

(c)        PCB shall promptly notify German American in writing of the occurrence of any matter or event known to PCB or Peoples that is, or is likely to become, materially adverse to the business, operations, properties, assets or financial condition of PCB and Peoples taken as a whole.

(d)        On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of German American, PCB shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of Peoples) to, directly or indirectly, initiate, solicit or encourage, or (except as provided in subsection (e) of this Section 4.01) provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to PCB or Peoples or to which PCB or Peoples may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

(e)        PCB shall promptly communicate to German American the terms of any proposal, indication of interest, or offer which PCB or Peoples may receive with respect to an Acquisition Transaction. PCB or Peoples may, in response to an unsolicited written proposal, indication of interest, or offer with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such Acquisition Transaction, in each case, only if PCB's Board of Directors determines in good faith by majority vote, after consultation with PCB's financial advisors and legal counsel qualified to give sound advice as to matters of Indiana law, in a meeting duly called and held in accordance with PCB's Bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of PCB's Board of Directors to PCB under Indiana law, and that the terms of the Acquisition Transaction are superior to the terms of the Mergers from a financial point of view. This subsection (e) shall not authorize PCB or Peoples or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

Section 4.02.    Subsequent Discovery of Events or Conditions. PCB shall, in the event it or Peoples obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to German American and First State under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to PCB or Peoples) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to German American.

                  Section 4.03.    Shareholder and Other Approvals; Cooperation.

(a)        PCB shall submit this Agreement to its shareholders for approval and adoption at a special meeting (the "Shareholders Meeting") to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of PCB as soon as practicable and lawful under the Securities Act of 1933. Unless precluded by applicable fiduciary duties of PCB's Board of Directors under Indiana law as determined by the members thereof in good faith after consultation with legal counsel qualified to give sound advice as to matters of Indiana law, the Board of Directors of PCB shall recommend to PCB's shareholders that such shareholders approve and adopt this Agreement and the Plans of Merger and the Mergers contemplated hereby and thereby. PCB shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. PCB shall furnish (or cause Peoples to furnish) to German American in a timely manner all information, data and documents in the possession of PCB or Peoples requested by German American as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their management) and shall otherwise cooperate fully with German American to carry out the purpose and intent of this Agreement. Neither PCB nor Peoples shall (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; or (b) take any action or inaction or engage in any transaction that is intended or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect if such representations and warranties were given as of the date of such action or transaction at any time at or prior to the Effective Time, or (c) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (ii) a material violation of any provision of this Agreement or (iii) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

(b)        Peoples shall submit the Bank Merger Agreement to PCB, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Charter and By-laws of Peoples at a date reasonably in advance of the Effective Time. The Board of Directors of Peoples shall recommend approval of the Bank Merger Agreement and the Bank Merger to PCB, as the sole shareholder of Peoples, and PCB, as sole shareholder of Peoples, shall approve the Bank Merger Agreement and the Bank Merger.

Section 4.04.    SEC Registration Matters. PCB shall cooperate with German American in the preparation and filing of the Registration Statement described by Section 5.01 and in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Holding Company Merger and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

Section 4.05.    Environmental Reports. PCB shall cooperate with an environmental consulting firm designated by German American that is reasonably acceptable to PCB (the "Designated Environmental Consultant") in connection with the conduct by the Designated Environmental Consultant of a phase one or other environmental investigation on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by PCB or Peoples or their subsidiaries as of the date of this Agreement, and (except as otherwise provided in Section 4.01(a)(xv) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by PCB or Peoples or their subsidiaries after the date of this Agreement (collectively, the "PCB Property"). If German American reasonably determines that further investigatory procedures are required as to any PCB Property on the basis of the review of the report of the initial investigation with respect to such PCB Property prepared by the Designated Environmental Consultant, and should German American order the Designated Environmental Consultant to perform such further investigatory procedures, PCB and Peoples shall cooperate with such further investigatory procedures. PCB shall promptly pay (or promptly reimburse German American for) all fees and expenses of the Designated Environmental Consultant that are incurred by German American in connection with any such phase one investigatory procedures or any such further investigatory procedures, if, and to the extent that, such fees and expenses are in excess of $10,000. German American shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any PCB Property, promptly upon German American's receipt of such reports, but in no event later than five business days after its receipt. Peoples shall not, without the written consent of German American, knowingly take any action or execute any instruments that would affect the status of any of its properties under environmental laws or its rights or duties under such laws. Should German American, on the basis of the report or reports of the Designated Environmental Consultant with respect to the results of such further investigatory procedures (each, a "Phase II Report"), reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures (1) required by applicable law, or (2) recommended by the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of $150,000, or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of $150,000 in the aggregate, then German American shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving PCB notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation; provided, however, that German American may only exercise the termination right provided by this sentence if German American provides the notice of termination to PCB, together with the specification of its basis for doing so, on or before August 1, 2005, and such right will be lapse if German American does not provide such notice on or before that date.

Section 4.06.    Rule 145 Restrictions on Resales. PCB shall obtain and deliver to German American, on or before the date of the holding of the Shareholders’ Meeting, signed representations, in form reasonably acceptable to German American, of each shareholder who may reasonably be deemed an "affiliate" of PCB as of the date of the Shareholders' Meeting within the meaning of such term as used in Rule 145 under the 1933 Act, regarding their prospective compliance with the provisions of such Rule 145, and consenting to the placement of Rule 145 legends upon the certificates representing German American Common to be issued to such affiliates and their related persons described by Rule 145.

                  Section 4.07.    Access to Information.

(a)        PCB and Peoples shall permit German American reasonable access to their properties and shall disclose and make available to German American all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which German American may have an interest in light of the transactions contemplated by this Agreement.

(b)        During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, PCB will cause one or more of its or Peoples' designated representatives to confer on a regular basis with the President of German American, or any other person designated in a written notice given to PCB by German American pursuant to this Agreement, to report the general status of the ongoing operations of PCB and Peoples. PCB will promptly notify German American of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving PCB or Peoples, and will keep German American fully informed of such events.

Section 4.08.    Cooperation in Connection with Termination of Certain Executive Agreements and Exercise of Stock Options. PCB and Peoples shall cooperate with German American and First State in taking all actions necessary or appropriate to complete the termination of the following executive arrangements, on or before the Closing Date but effective at the Effective Time, in accordance with the Employment Agreement Termination Agreements of even date herewith that have been entered into by and among the parties hereto with the executives specified by such agreements: (i) Employment Agreement between PCB, Peoples and Carl D. Smith, originally effective as of July 1, 1998, and (ii) Employment Agreement between PCB, Peoples and Clarke A. Blackford, originally effective as of July 1, 1998.

                  Section 4.09.    Permitted Payments. Notwithstanding Section 4.01(a) of this Agreement:

(a)        Peoples may make a payment on the Closing Date to Carl D. Smith pursuant to Section 2 of that certain Employment Agreement Termination Agreement between the parties and Mr. Smith (the "Smith Employment Agreement Termination Agreement"); and

(b)        Peoples may make a payment on the Closing Date to Clarke A. Blackford pursuant to Section 2 of that certain Employment Agreement Termination Agreement between the parties and Mr. Blackford (the "Blackford Employment Agreement Termination Agreement"); and

(c)        Peoples may (and shall, on or before the Closing Date) terminate its contract with Intrieve, Incorporated, effective on a date specified by German American, and accrue the required early termination payment as part of its Net Worth for purposes of Article I of this Agreement.

ARTICLE V.

COVENANTS OF GERMAN AMERICAN AND FIRST STATE

                    Section 5.01.    Regulatory Approvals and Registration Statement.

(a)        German American shall file or cooperate with PCB and Peoples in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications for the prior approvals of the FRB under the Bank Holding Company Act and of the DFI, FDIC and OTS. German American shall keep PCB reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for PCB.

(b)        As promptly as practicable following the date of this Agreement, German American shall file with the SEC the Registration Statement relating to the shares of German American Common to be issued to the shareholders of PCB pursuant to this Agreement, and shall use its best efforts to cause it to become effective as soon as practicable. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of German American) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any Shareholders Meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of German American) not contain any untrue statement of a material fact or omit to state any material fact regarding German American, First State or the Holding Company Merger necessary to make the statements therein not false or misleading. German American shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

Section 5.02.    Subsequent Discovery of Events or Conditions. German American shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to PCB under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to PCB.

Section 5.03.    Consummation of Agreement. German American shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement.

Section 5.04.    Preservation of Business. German American shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of German American under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis. German American shall promptly notify PCB in writing of the occurrence of any matter or event known to German American that is, or is likely to become, materially adverse to the businesses, operations, properties, assets or condition (financial or otherwise) of German American and its subsidiaries on a consolidated basis.

Section 5.05.    Representation on First State Board. First State shall cause Daniel P. Lutgring, Mark L. Ress and James G. Tyler to be appointed to the Board of Directors of First State, effective as of the Effective Time and subject to receipt of any necessary regulatory approvals.

Section 5.06.    Appointment of New First State Officer. First State shall take all necessary and appropriate action to appoint Carl D. Smith to the office of Executive Vice President of First State, as of the Effective Time and subject to receipt of any necessary regulatory approvals.

                  Section 5.07.    Indemnification, Exculpation and Insurance.

(a)        German American agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of PCB and its subsidiaries (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent such Indemnified Party would have been indemnified as a director, officer or employee of PCB or any of its subsidiaries under Indiana law and PCB’s articles of incorporation and bylaws.

(b)        German American shall cause the persons serving as officers and directors of PCB immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by PCB (provided that German American may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall German American be required to expend more than 200% per year of coverage of the amount currently expended by PCB per year of coverage as of the date hereof under its directors’ and officers’ liability insurance policy (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so German American is unable to maintain or obtain the insurance called for by this Section 5.07(b), German American shall obtain as much comparable insurance as available for the Maximum Amount; provided, further, that such Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to German American’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of German American as of the date hereof.

(c)        Any Indemnified Party wishing to claim indemnification under Section 5.07(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify German American thereof; provided that the failure so to notify shall not affect the obligations of German American under Section 5.07(a) unless and to the extent that German American is prejudiced as a result of such failure.

(d)        The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  Section 5.08.    Employees and Employee Benefits.

(a)        German American, consistent with German American’s past practice in connection with mergers of other banks or thrifts into other German American subsidiaries, expects substantial continuity of employment of the employees of Peoples with First State or another subsidiary of German American. The continuation of employment of those persons who may be employed by Peoples as of the Effective Time (the "Continuing Employees") shall (except for the employment of Carl Smith, whose employment terms and conditions shall be governed by that certain Employment Agreement between First State and Mr. Smith dated as of the date of this Agreement and effective as of the Effective Time, subject to the consummation of the Mergers) be on "at-will" basis. In no event shall this Section 5.08 (or the provision of any employee benefits by First State or German American to Continuing Employees after the Effective Time) (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of PCB or Peoples; or (ii) prohibit or restrict German American or First State, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to employees from time to time; provided such change, amendment or termination does not adversely affect the qualified status of such employee's benefits (if and to the extent theretofore qualified) or violate applicable law or regulation. Further, in no event shall any employee of PCB or Peoples have any personal right to bring an action in respect of employment under this Agreement. No Continuing Employee shall be, or have the authority of, an officer of First State unless elected or appointed as such by German American or First State.

(b)        German American shall cause First State or one of its other subsidiaries to pay eligible Continuing Employees severance pay upon certain types of qualifying terminations of their employment with German American or any subsidiary of German American, including First State, if such terminations occur within 180 days after the Effective Time, in accordance with Peoples’s severance pay guidelines as in effect on the date hereof (which guidelines are described on Schedule 5.08). Without limiting the generality of the disclaimers of third party beneficiary rights elsewhere in this Agreement, the parties do not intend for this subsection to create any third party beneficiary rights in any Continuing Employee.

(c)        German American and First State shall give Continuing Employees full credit for purposes of eligibility and vesting under any employee benefit plans, programs, or arrangements maintained by German American or First State (other than any defined benefit pension plan, retiree medical plan or retiree life insurance plan) for such Continuing Employees’ service with PCB or Peoples to the same extent recognized by PCB or Peoples, except as may result in duplication of benefits.

(d)        German American and First State shall (subject to the receipt of the unconditional consent of its stop-loss carrier described below) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any self-funded welfare plan; provided, however, that the Continuing Employees cooperate with German American in providing on a timely basis the information that any stop-loss carrier may require in order to evaluate German American's request that such carrier consent to such waiver and the participation of each such Continuing Employee in any such self-funded welfare plan. If, despite such cooperation, the unconditional consent of any stop-loss carrier is not granted as required by the preceding sentence, then German American shall either continue the existing coverage of such Continuing Employees under the existing welfare plan(s) of Peoples or shall enroll such Continuing Employees under a fully-insured plan that would not include any preexisting condition exclusions or waiting periods with respect to participation or coverage. To the extent permitted under applicable law and German American's health and welfare plans, German American and First State shall waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements under any other applicable insurance policy that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time.

ARTICLE VI.

CONDITIONS PRECEDENT TO THE MERGER

Section 6.01.    Conditions of German American's Obligations. The obligations of German American and First State to effect the Mergers shall be subject to the satisfaction (or waiver by German American and First State) prior to or on the Closing Date of the following conditions:

(a)        The representations and warranties made by PCB and Peoples in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, provided that no representation or warranty of PCB and Peoples shall be deemed untrue for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of PCB and Peoples, has had or would reasonably be expected to result in a PCB Material Adverse Effect, disregarding for these purposes any qualification or exception for materiality in any such representation or warranty. For purposes of this Section 6.01(a), a PCB Material Adverse Effect shall mean any effect that (i) is material and adverse to the financial position, results of operations or business of PCB and Peoples taken as a whole, or (ii) would materially impair the ability of PCB or Peoples to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that PCB Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or thrifts and their holding companies generally, (c) effects of any action taken with the prior written consent of German American, and (d) changes in general level of interest rates or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally.

(b)        PCB and Peoples shall have each performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

(c)        The shareholders of PCB shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation.

(d)        No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

(e)        All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which German American reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of German American or its ability to operate the business and properties of Peoples following the Effective Time.

(f)         German American shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and shall not have elected, pursuant to Section 4.05 hereof, to terminate and cancel this Agreement.

(g)        German American shall have received all documents required to be received from PCB or Peoples pursuant to Section 1.09 hereof on or prior to the Closing Date, all in form and substance reasonably satisfactory to German American.

(h)        The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(i)         German American shall have received from its counsel, Ice Miller, an opinion reasonably satisfactory to German American, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that German American and PCB will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties and may rely upon customary assumptions.

(j)         If any holders of PCB Common shall have timely provided PCB of notice of their intent to exercise dissenters' rights under the IBCL, such notices shall not relate to a number of shares of PCB Common that represents more than ten percent (10%) of the number of shares of PCB Common issued and outstanding as of the Closing Date.

(k)         On or before the date of mailing of the prospectus/proxy statement with respect to the special meeting of shareholders of PCB to be held to consider the Holding Company Merger, German American shall have received a voting agreement, in the form attached hereto as Exhibit 6.01(k), executed by each of those shareholders of PCB identified on Exhibit 6.01(k), each of whom is a director of PCB.

Section 6.02.    Conditions of PCB's and Peoples' Obligations. PCB's and Peoples' obligations to effect the Mergers shall be subject to the satisfaction (or waiver by PCB and Peoples) prior to or on the Closing Date of the following conditions:

(a)        The representations and warranties made by German American and First State in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, provided that no representation or warranty of German American and First State shall be deemed untrue for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of German American and First State, has had or would reasonably be expected to result in a German American Material Adverse Effect, disregarding for these purposes any qualification or exception for materiality in any such representation or warranty. For purposes of this Section 6.02(a), a German American Material Adverse Effect shall mean any effect that (i) is material and adverse to the consolidated financial position, results of operations or business of German American, or (ii) would materially impair the ability of German American and First State to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that German American Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or thrifts and their holding companies generally, (c) effects of any action taken with the prior written consent of PCB, and (d) changes in general level of interest rates or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally.

(b)        German American and First State shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

(c)        The shareholders of PCB shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation.

(d)        No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

(e)        All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

(f)         PCB shall have received all documents required to be received from German American or First State pursuant to Section 1.09 on or prior to the Closing Date, all in form and substance reasonably satisfactory to PCB.

(g)        The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before by the SEC.

(h)        PCB shall have received from counsel for German American, Ice Miller, an opinion reasonably satisfactory to PCB, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that German American and PCB will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties and may rely upon customary assumptions.

ARTICLE VII.

TERMINATION OR ABANDONMENT

Section 7.01.    Mutual Agreement. This Agreement may be terminated by the mutual written agreement of PCB and German American, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of PCB or German American shall have been previously obtained.

Section 7.02.    By Unilateral Action. Either party may, in addition to any other remedies to which the such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party's Board of Directors determines that:

(a)	either

(i)         the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

(ii)         the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

(b)        any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date, immediately upon delivery of written notice thereof to the other party on the Closing Date.

Section 7.03.    Shareholder Approval Denial. If this Agreement and consummation of the Mergers is not approved by the shareholders of PCB at the Shareholders Meeting, then either party (subject to Section 7.08(b)) may terminate this Agreement by giving written notice thereof to the other party.

Section 7.04.    Adverse Environmental Reports. German American may terminate this Agreement under the circumstances specified by Section 4.05 by giving written notice thereof to PCB.

Section 7.05.    Termination Upon Adverse Regulatory Determination. In connection with the filings that German American, First State, PCB and/or Peoples may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use their best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause their respective agents and advisors to cooperate and use their best efforts in connection therewith. German American (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that PCB or Peoples is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to German American (an "Adverse Determination"), then German American shall promptly advise PCB of such Adverse Determination and German American's intended course of action with respect thereto. In the event that German American in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, PCB and Peoples (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (a) German American in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (b) German American seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either German American or PCB may terminate this Agreement without obligation to the other on account of the Adverse Determination.

Section 7.06.    Regulatory Enforcement Matters. In the event that PCB or Peoples, on the one hand, or German American or First State, on the other hand, should become a party or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state agency charged with the supervision or regulation of banks, thrifts, or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

Section 7.07.    Lapse of Time. If the Closing Date does not occur on or prior to March 31, 2006, then this Agreement may be terminated by the Board of Directors of either PCB or German American by giving written notice thereof to the other party.

                  Section 7.08.    Effect of Termination.

(a)        Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligations of the parties to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.08; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

(b)        In the event that (i) this Agreement is terminated due to the failure of the Holding Company Merger to be approved by the requisite vote of shareholders of PCB (whether due to the failure of PCB to cause any the Holding Company Merger to be submitted to a vote of shareholders of PCB or otherwise), following the submission by any other person or entity not a party to this Agreement of an indication of interest to PCB or Peoples contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with PCB or Peoples (each, a "Business Combination"), and (ii) PCB or Peoples shall within twelve months following a termination described by clause (i) accept a proposal for a Business Combination with any third party (including but not limited to the third party that submitted the indication of interest described above), then, in addition to whatever legal rights or remedies German American may be entitled to assert against any third party, PCB shall, upon German American's demand and not later than the second business day after the making of such demand, pay to German American a termination fee of $410,000. If PCB should fail or refuse to pay any amount demanded by German American pursuant to the preceding sentence and German American recovers such disputed amount pursuant to a legal proceeding, PCB shall, in addition thereto, pay to German American all costs, charges, expenses (including without limitation the fees and expenses of counsel) and other amounts expended by German American in connection with or arising out of such legal proceeding. The parties agree that the actual damages and loss that would be caused to German American by reason of any such termination cannot be determined with certainty due to German American's "opportunity cost" in proceeding with the Mergers compared to proceeding with other opportunities that are available to German American and other factors. The parties therefore agree that the amounts payable pursuant to this Section 7.08(b) represent a reasonable estimate of the minimum amount of German American's damages and loss that may be awarded as either a termination fee or as liquidated damages to German American if it chooses not to seek specific performance of this Agreement, and that such amounts represent the sole damages from PCB and Peoples to which German American would be entitled.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01.    Liabilities. In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise, except to the extent specifically set forth in Section 7.08(b).

Section 8.02.    Expenses. PCB shall pay all expenses of PCB and Peoples and their shareholders, officers and directors incidental to the Mergers contemplated hereby, and German American shall pay all expenses of German American and its subsidiaries and their shareholders, officers and directors incidental to the Mergers contemplated hereby.

Section 8.03.    Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or (c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

(a)	If to German American:

German American Bancorp

711 Main Street

Box 810

Jasper, Indiana 47546

Attn: Mark A. Schroeder, President

with a copy to:

Ice Miller

One American Square

Box 82001

Indianapolis, Indiana 46282-0200

Attn: Mark B. Barnes

(b)	If to PCB:

PCB Holding Company

819 Main Street

Tell City, Indiana 47586

with a copy to:

Muldoon Murphy & Aguggia LLP

5101 Wisconsin Avenue, N.W.

Washington, D.C. 20016

Attn: Aaron M. Kaslow

or to such other address as any party may from time to time designate by notice to the others.

Section 8.04.    Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.05.    Representations Not Affected by Review. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

Section 8.06.    Press Releases. German American and PCB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 8.07.    Entire Agreement. Except for that certain three-page letter agreement prepared by PCB's financial advisor dated January 12, 2005 and addressed to German American and accepted by German American as of that date, the Smith Employment Agreement Termination Agreement and the Blackford Employment Agreement Termination Agreement, this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

Section 8.08.    Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 8.09.    Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

Section 8.10.    Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

Section 8.11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 8.12.    Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except to the extent specifically provided by Section 5.07 hereof, there shall be no third party beneficiaries hereof.

Section 8.13.    Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP

By:  /s/  Mark A. Schroeder
Mark A. Schroeder
President and Chief Executive Officer

FIRST STATE BANK, SOUTHWEST INDIANA

By:  /s/  D. Neil Dauby
D. Neil Dauby
President and Chief Executive Officer

PCB HOLDING COMPANY

By:  /s/  Carl D. Smith
Carl D. Smith
President and Chief Executive Officer

PEOPLES COMMUNITY BANK

By:  /s/  Carl D. Smith
Carl D. Smith
President and Chief Executive Officer

APPENDIX A

PLAN OF MERGER

The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL"):

1.	The names of each corporation planning to merge (the "Merger") are:

German American Bancorp, an Indiana corporation (the "Surviving Corporation")

PCB Holding Company, an Indiana corporation (the "Merging Corporation")

2.          The corporation surviving the Merger is German American Bancorp, the name of which is not changed pursuant to this Plan of Merger.

3.          At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, par value $0.01 per share, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding (other than shares that are held by any holder of PCB Common who has timely given notice of such holder's intent to exercise dissenters' rights under the IBCL with respect to such shares in strict compliance with the IBCL, hereafter referred to as "Dissenting Shares") shall be converted into the right to receive, without interest, a cash payment of $[____] [here insert $9.00 or such lesser cash amount as may be determined on the Closing Date pursuant to Section 1.03 of the Agreement and Plan of Reorganization] and 0.7143 newly-issued shares of common stock of the Surviving Corporation (such cash and such newly-issued shares are hereafter referred to as the "Merger Consideration"), all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated May 23, 2005. Holders of Dissenting Shares shall be entitled to the rights provided by the IBCL and by such Article I.

4.          The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

5.          The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

6.          No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $_________. [Here insert the amount required by Section 1.03 of the Agreement and Plan of Reorganization.]

APPENDIX B

AGREEMENT AND PLAN OF BANK MERGER

between

FIRST STATE BANK, SOUTHWEST INDIANA

and

PEOPLES COMMUNITY BANK

THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between FIRST STATE BANK, SOUTHWEST INDIANA (hereinafter referred to as "First State"), a banking corporation organized under the laws of the State of Indiana, being located at 645 Main Street, Tell City, County of Perry, in the State of Indiana, and PEOPLES COMMUNITY BANK (hereinafter referred to as "Peoples"), a federal savings association organized under the laws of the United States, being located at 819 Main Street, Tell City, County of Perry, in the State of Indiana, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

SECTION 1.

Peoples shall be merged with and into First State under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of First State, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

SECTION 2.

The name of the surviving bank shall be "First State Bank, Southwest Indiana."

SECTION 3.

The business of the surviving bank shall be that business that is authorized to be conducted by a banking corporation organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office which shall be located at 645 Main Street, Tell City, Indiana, and at its legally-established branches.

SECTION 4.

The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended, and the Home Owner's Loan Act, as amended. All assets of Peoples as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of Peoples existing as of the effective time of the Merger. The surviving bank shall, at the time of the Merger, assume the liquidation account(s) of Peoples immediately prior to the effective time of the Merger, which liquidation account(s) shall participate pari passu with any other liquidation accounts of the surviving bank. In the event of a complete liquidation of the surviving bank, and only in such event, the amount distributable to each account holder will be determined in accordance with the rules and regulations of the Office of Thrift Supervision pertaining to conversions by savings associations from mutual to stock form of organization, on the basis of such account holder’s subaccount balance with the surviving bank at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not First State is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

SECTION 5.

At the effective time of the Merger, the shares of capital stock of First State that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of Peoples that were issued and outstanding immediately prior to the Merger shall be canceled.

SECTION 6.

The members of the board of directors of First State immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of First State immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

SECTION 7.

This Agreement may be terminated by the mutual consent of the boards of directors of First State and Peoples at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated May 23, 2005, by and among German American Bancorp, PCB Holding Company, First State and Peoples ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

SECTION 8.

This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana and the Secretary of State of the State of Indiana, and any other federal or state regulatory agencies (the "Effective Time").

SECTION 9.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp and PCB Holding Company, as described in the Master Agreement.

SECTION 10.

From time to time on and after the Effective Time, the last acting officers of Peoples or the corresponding officers, Shareholder, or agents of First State may, in the name of the Surviving Bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of Peoples and otherwise to carry out the intent and purposes of this Agreement.

WITNESS, the signatures of said merging banks this ____ day of ______, 2005, each set by its President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members, and the signatures of at least a majority of the members of each bank's board of directors.

FIRST STATE BANK, SOUTHWEST INDIANA
Attest:
____________________________ Secretary	By: __________________________________ D. Neil Dauby President and Chief Executive Officer

PEOPLES COMMUNITY BANK
Attest:
____________________________ Secretary	By: ___________________________________ Carl D. Smith President and Chief Executive Officer

Exhibit 1.10(a)(ix)

[DRAFT- Subject to approval of MMA opinions committee]

[MULDOON MURPHY & AGUGGIA LLP LETTERHEAD]

[CLOSING DATE]

German American Bancorp

First State Bank, Southwest Indiana

711 Main Street

Jasper, Indiana

Ladies and Gentlemen:

We have acted as special Indiana counsel for PCB Holding Company, an Indiana corporation (“PCB”) in connection with (a) the Agreement and Plan of Reorganization dated May 23, 2005 (“Master Agreement”), among German American Bancorp, an Indiana corporation (“German American”), First State Bank, Southwest Indiana, an Indiana banking corporation (“First State”), PCB, and Peoples Community Bank, a federal savings association (“Peoples”), and (b) the Plan of Merger between German American and PCB and the Plan of Merger between First State and Peoples (together, the “Plans of Merger”) (the Master Agreement and the Plans of Merger are referred to collectively herein as the “Merger Documents”).

This opinion is being delivered to you pursuant to Section ____ of the Master Agreement. Terms used herein that are defined in the Merger Documents shall have the meanings set forth therein unless otherwise defined herein.

For purposes of the opinions expressed in this letter, we have examined copies of the following documents (the “Documents”):

(i)      an executed copy of the Merger Documents, including the Disclosure Schedules of PCB and Peoples;

(ii)      the final prospectus dated [___________], 2005, as filed pursuant to Rule 424(b)(3) under the Securities Act (the “Prospectus”) as part of German American’s registration statement on Form S-4 (No. 333-[________]), as amended, as declared effective by the Securities and Exchange Commission on [__________], 2005;

(iii)      PCB’s articles of incorporation, certified as true and correct by the Indiana Secretary of State as of [__________], 2005;

(iv)       PCB’s bylaws, certified as true and correct by PCB’s Secretary as of the date hereof;

(v)      Peoples’ charter, certified as true and correct by the OTS as of [_________], 2005;

(vi)       Peoples’ bylaws, certified as true and correct by Peoples’ Secretary as of the date hereof;

(vii)      an incumbency certificate signed by certain officers of PCB as of the date hereof;

(viii)      an incumbency certificate signed by certain officers of Peoples as of the date hereof;

(ix)       a Certificate of Existence from the Secretary of State of the State of Indiana dated [_________], 2005 as to the existence of PCB;

(x)      a Certificate of Corporate Existence from the OTS dated [_________], 2005 as to the existence of Peoples;

(xi)       certain resolutions of the Board of Directors of PCB adopted at a meeting held on May [__], 2005, as certified by the Secretary of PCB as being complete, accurate and in effect, relating to, among other things, authorization of the Merger Documents and matters related thereto;

(xii)      certain resolutions of the Board of Directors of PCB adopted at a meeting held on [_____________], 2005, as certified by the Secretary of PCB as being complete, accurate and in effect, relating to, among other things, calling of a special meeting of shareholders for the purpose of approving the Merger Documents and matters related thereto;

(xiii)      certain resolutions of the Board of Directors of Peoples adopted at a meeting held on May [__], 2005, as certified by the Secretary of Peoples as being complete, accurate and in effect, relating to, among other things, authorization of the Merger Documents and matters related thereto;

(xiv)      certain resolutions of the shareholders of PCB adopted at a meeting held on [____________], 2005, as certified by the Secretary of PCB as being complete, accurate and in effect, relating to the approval and adoption of the Merger Documents;

(xv)      certain resolutions of the sole shareholder of Peoples adopted by written consent on [____________], 2005, as certified by the Secretary of Peoples as being complete, accurate and in effect, relating to the approval and adoption of the Merger Documents;

(xvi)      a certificate of the President and Chief Executive Officer of PCB, dated the date hereof, as to certain facts relating to PCB; and

(xvii)      a certificate of the President and Chief Executive Officer of Peoples, dated the date hereof, as to certain facts relating to Peoples.

Other than our review of the Documents, we have not made any independent review or investigation of factual or other matters for the purpose of rendering this opinion. In addition, we have, with your consent, relied without independent review or investigation upon the representations and warranties of PCB and Peoples in the Merger Documents and on the statements of officers of PCB and Peoples made in certificates and other documents delivered at the Closing pursuant to the Merger Documents.

In our examination of the Documents, we have assumed but not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, (iv) the accuracy and completeness of all corporate records and documents, certificates and statements of fact, in each case given or made available to us by PCB or Peoples, and (v) that the Merger Documents been duly and validly executed and delivered by, and constitute the legal, valid, binding and enforceable agreements of, German American and First State.

We are opining herein as to the effects on the subject transactions only of the federal banking laws of the United States of America and the corporate laws of the State of Indiana. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other state or jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

This opinion letter shall be governed by the provisions of the Legal Opinion Accord (the “Accord”) of the American Bar Association Section of Business Laws (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. All references to “actual knowledge” as used herein shall have the meaning of “Actual Knowledge” as set forth in the Accord.

On the basis of the foregoing and the other matters set forth herein, we hereby are of the opinion that:

1.	PCB exists as a corporation under the laws of the State of Indiana.

2.	Peoples exists as a federal savings bank under the laws of the United States.

3.          Each of PCB and Peoples has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus, to enter into the Merger Documents and to merge with German American and First State, respectively, in accordance with the terms of the Merger Documents.

4.          All corporate acts required to be taken by PCB and Peoples to authorize the execution, delivery and performance of the Merger Documents have been duly taken.

5.          The Merger Documents have been duly executed and delivered by PCB and Peoples and constitute legal, valid, and binding obligations of PCB and Peoples enforceable against PCB and Peoples in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

6.          To our actual knowledge, neither the execution and delivery by PCB and Peoples of the Merger Documents nor the consummation of the transactions contemplated by the Merger Documents will (i) violate the Articles of Incorporation or Bylaws of PCB or the Charter or Bylaws of Peoples, (ii) constitute a material default under or material violation of any provision of, nor will the consummation of the transactions contemplated by the Merger Documents afford any party a right to accelerate any indebtedness under, any contract or other commitment or agreement to which PCB or Peoples is a party or by which either PCB or Peoples or its property is bound that is listed on Section 2.18 of PCB’s Disclosure Schedule, or (iii) violate any judgment, order, or decree against PCB or Peoples.

7.          PCB’s authorized capital stock consists of 4,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

8.          Peoples’s authorized capital stock consists of 1,000 shares of common stock, $1.00 par value, and 9,000 shares of serial preferred stock, no par value.

Based solely on our review of certificates identified in paragraphs (xvi) and (xvii) above, we hereby confirm to you that, to our actual knowledge, there is no action, suit or proceeding pending or overtly threatened in writing against PCB or Peoples before or by any court or governmental body (a) that seeks to affect the enforceability of the Merger Documents or challenge the validity or property of the transactions contemplated by the Merger Documents or (b) that is likely, if decided adversely to PCB or Peoples, to have a material adverse effect on the financial condition or results of operations.

We assume no obligation to advise you of any events that occur subsequent to the date of this opinion. This opinion is being furnished to you solely for your benefit and may not be relied upon by any other person or for any other purpose and it should not be quoted in whole or in part or otherwise referred to or be filed with or furnished to any governmental agency or other person or entity without our prior express written consent.

Exhibit 1.10(b)(iv)

SUBJECT TO REVIEW AND APPROVAL BY THE ICE MILLER OPINIONS COMMITTEE

[ICE MILLER LETTERHEAD]

[CLOSING DATE]

PCB Holding Company

Peoples Community Bank

819 Main Street

Tell City, Indiana 47586

Ladies and Gentlemen:

We have acted as counsel for German American Bancorp, an Indiana corporation ("German American") in connection with the Agreement and Plan of Reorganization dated May 23, 2005 (the "Master Agreement"), among German American, First State Bank, Southwest Indiana, an Indiana banking corporation ("First State"), PCB Holding Company, an Indiana corporation ("PCB"), and Peoples Community Bank, a federal savings association ("Peoples"), and the Plan of Merger between German American and PCB and the Plan of Merger between First State and Peoples (together, the "Plans of Merger") (the Master Agreement and the Plans of Merger are referred to collectively herein as the "Merger Documents").

This opinion is being delivered to you pursuant to Section 1.09(b)(iv) of the Master Agreement. Terms used herein that are defined in the Merger Documents shall have the meaning set forth therein unless otherwise defined herein.

In connection with this opinion, we have examined and relied upon the Merger Documents, the Articles of Incorporation and Bylaws of German American, and such other corporate documents and records of German American and public documents and records as we have deemed necessary or appropriate for this opinion. As to questions of fact material to our opinion, we have relied upon representations of officers of German American, and public officials, none of which representations have been independently verified by us. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of the latter documents, and the due authorization, execution and delivery of all documents by parties other than German American.

Except as stated above, we have not undertaken any independent investigation in connection with this opinion to determine the existence or absence of facts, and any limited inquiries made by use for the preparation of this opinion are not to be regarded as such an investigation. Whenever our opinion herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" or similar language, such qualification means that during the course of our representation of German American, no information has come to our attention that would give us actual knowledge of the existence or absence of such fact, as appropriate.

We express no opinion regarding the applicability of the registration requirements or other provisions of the securities laws of any jurisdiction to the transactions contemplated by the Merger Documents.

Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.          German American and First State are corporations duly incorporated and validly existing under the laws of the State of Indiana. Each of German American and First State has all requisite corporate power and authority and all licenses, permits, and authorizations necessary to own and operate its properties and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted. German American and First State have all requisite corporate power and authority to enter into the Merger Documents, and to merge with PCB and Peoples, respectively, in accordance with the terms of the Merger Documents, and to consummate the transactions contemplated by the Merger Documents.

2.          All corporate acts and other proceedings required to be taken by German American and First State to authorize the execution, delivery and performance of the Merger Documents have been duly taken. The Merger Documents have been duly executed and delivered by German American and First State and constitute the legal, valid and binding obligation of German American and First State enforceable in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

3.          To the best of our knowledge, neither the execution and delivery by German American or First State of the Merger Documents nor the consummation of the transactions contemplated by the Merger Documents will constitute a default under or a material violation of any provision of, nor will the consummation of the transaction contemplated by the Merger Documents afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of German American or First State, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which German American or First State is a party or by which German American, First State or their property is bound, or any judgment, order, or decree against German American or First State.

4.          Except as set forth in the Merger Documents and to the best of our knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any court, administrative agency, or commission or other governmental authority or instrumentality, domestic or foreign, or any other governmental entity or entities is required to be obtained or made by German American or First State in connection with the execution and delivery of the Merger Documents or the consummation by German American and First State of the transaction contemplated by the Merger Documents.

5.          German American's authorized capital stock consists of 20,000,000 shares of common stock, no par value, $1 stated value ("German American Common"), and 500,000 shares of preferred stock, $10.00 par value.

6.          The shares of German American Common that are to be issued to the stockholders of PCB pursuant to the Holding Company Merger have been duly authorized and, when so issued in accordance with the terms of the Merger Documents, will be validly issued, fully paid and nonassessable.

This opinion is solely for the benefit of the addressees hereof in connection with the closing of the transactions contemplated by the Merger Documents, and no other person or entity may rely upon this opinion without the prior, express written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

Very truly yours,

Ice Miller

Exhibit 6.01(k)

VOTING AGREEMENT

In consideration of the execution by German American Bancorp ("German American") of the Agreement and Plan of Reorganization among German American, PCB Holding Company ("PCB"), and others, effective as of May 23, 2005 (the "Merger Agreement"), each of the undersigned members of the Board of Directors (the "Directors") severally hereby agrees that he shall vote all shares of common stock of PCB owned by him of record to be voted in favor of the merger of PCB with and into German American in accordance with and pursuant to the terms of the Merger Agreement at the meeting of shareholders of Peoples called for that purpose. In addition, each Director agrees that he shall use his best efforts to cause to be voted all shares of common stock of PCB that may be deemed under Regulation 13D-G of the United States Securities and Exchange Commission to be "beneficially owned" by him, including but not limited to all shares shown as owned beneficially by him opposite his signature below. All such shares owned of record or beneficially by each such Director are referred to collectively in this Voting Agreement as the "Shares." Each of the Directors further agrees and covenants that he shall not sell, assign, transfer, dispose or otherwise convey, nor shall he cause, consent to, authorize or approve the sale, assignment, transfer, disposition or other conveyance of any of the Shares, or any voting, proxy, or other interest in the Shares, to any other person, trust or entity prior to the meeting of shareholders of PCB called for the purpose of voting on the Merger Agreement, other than transfers by will or by operation of law. The obligations of each of the Directors under the terms of this Voting Agreement shall terminate contemporaneously with any termination of the Merger Agreement.

IN WITNESS WHEREOF, German American and the undersigned Directors of PCB have made and executed this Voting Agreement as of _________, 2005 [insert date of mailing of the Prospectus/Proxy Statement].

GERMAN AMERICAN BANCORP

By:

DIRECTORS OF PCB HOLDING COMPANY:

Carl D. Smith
Shares Directly Owned:  6,687
Shares Beneficially Owned:  998

Mark L. Ress
Shares Directly Owned:  7,642
Shares Beneficially Owned:  —

David L. Lasher
Shares Directly Owned:  456
Shares Beneficially Owned:  —

James G. Tyler
Shares Directly Owned:  4,570
Shares Beneficially Owned:  —

Daniel P. Lutgring
Shares Directly Owned:  3,202
Shares Beneficially Owned:  2,174